Exhibit 6.1

CYTONICS CORPORATION 2018 STOCK INCENTIVE PLAN

As amended, May 28, 2021

1.             Purpose. The purpose of this 2018 Stock Incentive Plan, as amended on May 28, 2021 (the “Plan”) is to further the interests of Cytonics Corporation, a Florida corporation (the "Company") by stimulating the efforts of employees who are selected to participate in the Plan, aligning the long term interests of participants with those of the Company's shareholders, and assisting the Company and its subsidiaries (“Subsidiaries”) in attracting and retaining key employees. The Plan permits the grant of stock options, restricted stock, restricted stock units and other forms of stock-based compensation to selected persons providing services to the Company (including non-employee directors).

2.             Definitions. The following definitions will apply to the Plan:

“Affiliate” means, for any Person, a Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such other Person, and with respect to a particular individual, includes (i) each other member of such individual’s family (including such individual’s parents, children, siblings, aunts, uncles, nieces, nephews, and in-laws and any person who resides with such individual), and (ii) any Person controlled by one or more members of such individual’s family. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Award” means, individually or collectively, a stock option, restricted stock or restricted stock unit that is granted under the Plan.

“Board” means the board of directors of the Company.

“Change of Control” means (i) any transaction or series of transactions as a result of which any Person (including a Person’s Affiliates), excluding any Person who is a shareholder of the Company on the date of adoption of this Plan, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of the total voting power of the Company’s Voting Securities, (ii) the shareholders of the Company approve any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Voting Securities would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of Voting Securities outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the total voting power of the surviving corporation immediately after such consolidation or merger, or (iii) the shareholders of the Company approve the acquisition by any Person of all or substantially all of the assets or business of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee appointed by the Board to administer the Plan or, if the Board does not appoint a Committee, “Committee” means the Board.

“Common Stock” means the Common Stock, par value $.001 per share, of the Company, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 9 of the Plan.

“Company” has the meaning set forth in the preamble of the Plan.

“Date of Grant” means the date on or as of which an Award is granted, as specified by the Committee.

“Disability” means “disability” as defined in the Company’s long term disability plan or policy.

“Eligible Person” means any person who performs services for the Company, whether as a director, officer, Employee, consultant or other independent contractor.

“Employee” means any person employed on an hourly or salaried basis by the Company.

“Fair Market Value” means, with respect to the Common Stock, (i) if the Common Stock is listed for trading on a national securities exchange, the closing sale price, regular way, of the Common Stock on the principal national securities exchange on which the Common Stock is listed for trading on the trading day next preceding the date as of which Fair Market Value is being determined, or if no sale is reported on such date, the average of the closing bid and asked prices of the Common Stock on such exchange on such date, (ii) if the Common Stock is not listed for trading on any national securities exchange but is listed or quoted on the NASDAQ Stock Market, the closing sale price of the Common Stock on the trading day next preceding the date as of which Fair Market Value is being determined as reported in NASDAQ, or if no sale is reported on such date, the average of the closing bid and asked prices of the Common Stock on such day as reported in NASDAQ, and (iii) if the Common Stock is not publicly traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be as determined by the Board, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company’s current and projected earnings.

“Incentive Stock Option” means a stock option, granted pursuant to this Plan or any other Company plan that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase stock of the Company.

“Nonqualified Stock Option” means a stock option, granted pursuant to the Plan, that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Option Agreement” means a written agreement, between the Company and a Recipient, that sets out the terms and restrictions of an Option Award.

“Period of Restriction” means the period beginning on the Date of Grant of a Restricted Stock or Restricted Stock Unit Award and ending on the date on which all restrictions applicable to the Shares or Restricted Stock Units subject to such Award expire.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture or other entity, or a governmental agency or political subdivision thereof.

“Plan” means this Cytonics Corporation 2018 Stock Incentive Plan, as amended from time to time.

“Recipient” means an individual who receives an Award.

“Restricted Stock” means an Award granted pursuant to Section 7 of the Plan consisting of Shares subject to such terms and restrictions as shall be established by the Committee.

"Restricted Stock Unit” means an Award granted pursuant to Section 7 of the Plan consisting of the right to receive one Share subject to, and upon satisfaction of, such vesting and other criteria, and subject to such restrictions on transfer and other terms and restrictions, as shall be established by the Committee.

“Share” means a share of the Common Stock, as adjusted in accordance with Section 9 of the Plan.

“Subsidiary” means any corporation 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of the Plan.

“Unvested Shares” means Shares issued upon exercise of an Option, or Shares issuable pursuant to the terms of Restricted Stock Unit Awards, which shall be subject to the provisions of Section 7 and shall otherwise be subject to such terms and restrictions as shall be established by the Committee.

“Voting Securities” means shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors of the Company.

“Withholding Requirements” has the meaning set forth in Section 8.

3.              Administration. The Committee shall administer the Plan. The Committee has the exclusive power to select the Recipients of Awards pursuant to the Plan, to establish the terms of the Awards granted to each Recipient, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole discretion to determine whether the performance of an Eligible Person warrants an Award under the Plan, and to determine the size and type of the Award. Without limiting the generality of the foregoing, the Committee may provide in the terms of an Award that the benefits of the Award may be adjusted or accelerated upon or in connection with a Change of Control. The Committee has full and exclusive power to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan’s administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it deems necessary or expedient to make the Plan fully effective. The Committee also has the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient’s employment for purposes of the Plan. Any of the Committee’s determinations will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

4.              Shares Subject to Plan. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be issued and delivered under the Plan is 10,000,000. If an Award expires, lapses or becomes unexercisable, the unissued Shares subject to such Award will be available for other Awards under the Plan. Shares issued pursuant to Awards of Restricted Stock which are forfeited by the Recipient and Shares which the Company refrains from issuing for purposes of satisfying Withholding Requirements will be available for other Awards under the Plan.

5.              Eligibility. Any Eligible Person that the Committee in its sole discretion designates is eligible to receive an Award under the Plan. Only an Employee may receive an Incentive Stock Option. The Committee’s grant of an Award to a Recipient in any year does not entitle the Recipient to an Award in any other year. Furthermore, the Committee may grant different types of Awards to different Recipients. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Awards. Recipients may include persons who previously received stock, stock options, or other benefits under the Plan or another plan of the Company or a Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. An Award will not enlarge or otherwise affect a Recipient’s right, if any, to continue to serve the Company and its Subsidiaries in any capacity, and will not restrict the right of the Company or a Subsidiary to terminate at any time the Recipient’s employment.

6.              Options. The Committee may grant Options to Recipients in such amounts as the Committee determines in its sole discretion. An Option may be in the form of an Incentive Stock Option or a Nonqualified Stock Option. The Committee may grant an Option alone or in addition to another Award. Each Option will satisfy the following requirements:

(a)          Written Agreement. Each Option granted to a Recipient will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients. The Option Agreement will contain such provisions as the Committee deems appropriate and will include a description of the substance of each of the requirements in this Section 6.

(b)          Number of Shares. Each Option Agreement will specify the number of Shares that the Recipient may purchase upon exercise of the Option.

(c)          Exercise Price. Except as provided in subsection 6(l) of the Plan, the exercise price of each Share subject to an Incentive Stock Option will equal the exercise price designated by the Committee, but will not be less than the Fair Market Value on the Date of Grant. The exercise price of each Share subject to a Nonqualified Stock Option will equal the exercise price designated by the Committee.

(d)          Duration of Option. Except as otherwise provided in this Section 6, an Option will expire on the earlier of the tenth anniversary of the Date of Grant or the date set by the Committee on the Date of Grant.

(e)          Vesting of Option; Exercise for Unvested Shares. Each Option Agreement will specify the vesting schedule applicable to the Option. The Committee, in its sole discretion, may accelerate the vesting of any Option at any time, and may provide that any Option may be exercised for Unvested Shares. Unless otherwise provided by the Committee in the terms of an Award, an unexercised Option that is not fully vested will become fully vested, and the restrictions applicable to Unvested Shares shall terminate, if the Recipient of the Option or the Unvested Shares, as the case may be, dies or terminates employment with the Company because of Disability.

(f)          Death. If a Recipient dies, an Option granted to the Recipient will expire on the one-year anniversary of the Recipient’s death, or if earlier, the original expiration date of the Option.

(g)          Disability. If the Recipient terminates employment with the Company because of his Disability, an Option granted to the Recipient will expire on the one year anniversary of the Recipient’s last day of employment, or, if earlier, the original expiration date of the Option.

(h)          Retirement or Involuntary Termination. If the Recipient terminates employment with the Company as a result of his retirement in accordance with the Company’s normal retirement policies, or if the Company terminates the Recipient’s employment other than for Cause, (i) an Incentive Stock Option granted to the Recipient will expire 90 days following the last day of the Recipient’s employment, or, if earlier, the original expiration date of the Option, unless the Committee sets an earlier expiration date on the Date of Grant, and (ii) a Nonqualified Stock Option granted to the Recipient will expire 180 days following the last day of the Recipient’s employment, or, if earlier, the original expiration date of the Option, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to 180 days following the Recipient’s last day of employment.

(i)           Termination of Service. If the Recipient’s employment with the Company terminates for any reason other than the reasons described in subsections 6(f), (g), (h), or (j) of the Plan, an Option granted to the Recipient will expire 30 days following the last day of the Recipient’s employment with the Company, or, if earlier, the original expiration date of the Option, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the 30th day following the Recipient’s last day of employment. The Committee may not delay the expiration of an Incentive Stock Option more than 90 days after termination of the Recipient’s employment. During any delay of the expiration date, the Option will be exercisable only to the extent it is exercisable on the date the Recipient’s employment terminates, subject to any adjustment under Section 9 of the Plan.

(j)           Suspension or Termination of Options. Notwithstanding any provisions set forth in the Plan, if at any time (including after a notice of exercise has been delivered) the Committee reasonably believes that a Recipient has committed an act of misconduct as described in this paragraph, the Committee may suspect the Recipient's right to exercise any Option pending a determination of whether the Recipient committed an act of misconduct. If the Committee determines that a Recipient has committed na act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if a Recipient makes an unauthorized disclose of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, or induces any customer to breach any contract with the Company, neither the Recipient nor his or her estate shall be entitled to exercise any Option whatsoever. Any determination by the Committee shall be final, conclusive and binding on all parties. For any Recipient who is an officer of the Company, the determination of the Committee shall be subject to the approval of the Board.

(k)           Conditions Required for Exercise. An Option is exercisable only to the extent it is vested according to the terms of the Option Agreement, unless the Committee has provided that the Option may be exercised for Unvested Shares. Furthermore, an Option is exercisable only if the issuance of Shares upon exercise would comply with applicable securities laws. Each Agreement will specify any additional conditions required for the exercise of the Option.

(l)           Ten Percent Shareholders. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, will have an exercise price of 110 percent of Fair Market Value on the Date of Grant and will be exercisable only during the five-year period immediately following the Date of Grant. For purposes of calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply, and any stock that such person may purchase under outstanding options will not be considered.

(m)           Maximum Option Grants. The aggregate Fair Market Value, determined on the Date of Grant, of Shares with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries become exercisable by any individual for the first time in any calendar year will not exceed $100,000.

(n)           Method of Exercise. An Option will be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 8 of the Plan. Payment for Shares with respect to which an Option is exercised may be made (i) in cash, (ii) by certified check, (iii) if permitted by the Company, in the form of Common Stock having a Fair Market Value equal to the exercise price, or (iv) by delivery of a notice instructing the Company to deliver the Shares to a broker subject to the broker’s delivery of cash to the Company equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under the Plan until all conditions to the issuance and delivery of the Shares have been satisfied to the Company's satisfaction and the Company has delivered the Shares to or to the order of the Recipient (which may be accomplished by physical delivery of a certificate or certificates for the Shares, by electronic or other book entry transfer or in such other manner as the Committee may determine). A partial exercise of an Option will not affect the holder’s right to exercise the remainder of the Option from time to time in accordance with the Plan.

(o)           Designation of Beneficiary. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient’s Options in the event of the Recipient’s death prior to full exercise of such Options. If the Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient’s estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

(p)           Transferability of Option. To the extent permitted by tax, securities or other applicable laws to which the Company, the Plan, Recipients or Eligible Persons are subject, and unless provided otherwise by the Committee on the Date of Grant, a Recipient may transfer a Nonqualified Stock Option to (i) the Recipient’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, or sibling, (ii) a trust for the benefit of any of the foregoing, or (iii) a partnership whose partners consist solely of two or more of the Recipient, the Recipient’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, or sibling. An Incentive Stock Option may not be transferred except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Incentive Stock Option are exercisable only by the Recipient.

7.              Restricted Stock and Restricted Stock Units. The Committee may grant Awards of Restricted Stock or Restricted Stock Units to Recipients in such amounts as the Committee determines in its sole discretion. The Committee may grant Awards of Restricted Stock or Restricted Stock Units alone or in addition to another Award. Each Restricted Stock or Restricted Stock Unit Award granted to a Recipient will satisfy the following requirements:

(a)           Written Agreement. Each Award will be evidenced by a written agreement, the terms of which need not be identical for each Recipient. The agreement will specify the Period(s) of Restriction and will include a description of the substance of each of the requirements in this Section 7 and will contain such provisions as the Committee deems appropriate.

(b)           Number of Shares or Restricted Stock Units. Each agreement will specify the number of Shares of Restricted Stock and Restricted Stock Units granted to the Recipient.

(c)           Transferability. Shares of Restricted Stock and Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction, or upon earlier satisfaction of any other conditions, as specified in the agreement with respect to the particular Award.

(d)           Other Restrictions. The Committee may impose on Shares of Restricted Stock and Restricted Stock Units any other restrictions that the Committee deems advisable, including, without limitation, vesting restrictions, restrictions based upon the achievement of specific Company-wide, Subsidiary, or individual performance goals, and/or restrictions under applicable federal or state securities laws. All such restrictions shall be set forth in the agreement with respect to the Award. The Committee may also require that Recipients make cash payments at the time of grant or upon expiration of the Period of Restriction in an amount not less than the par value of the Shares of Restricted Stock or the Shares issued pursuant to Restricted Stock Units.

(e)           Certificate Legend. Each certificate representing Shares of Restricted Stock, if any, will bear the following legend: The sale or other transfer of the Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Cytonics Corporation 2018 Stock Incentive Plan. A copy of the Plan and the Agreement may be obtained from the Company.

(f)            Removal of Restrictions. Upon expiration of the Period of Restrictions, except as otherwise set forth in the agreement with respect to any Award, (i) the restrictions on transferability of Shares of Restricted Stock and the risk of forfeiture set forth in subsection 7(k) hereof shall terminate, and any Recipient holding certificates representing Shares of Restricted Stock shall be entitled to receive a new certificate without the restrictive legend required by subsection 7(e) hereof, and (ii) the Company shall issue to the Recipient one Share for each Restricted Stock Unit as to which the Period of Restrictions has expired.

(g)           Voting Rights. If provided by the Committee in the terms of an Award, during the Period of Restriction, Recipients holding Restricted Stock may exercise full voting rights with respect to such Shares. Recipients holding Restricted Stock Units will have no voting rights with respect to the Units or the Shares issuable with respect to such Units until such Shares are issued to the Recipient following expiration of the Period of Restriction.

(h)           Dividends and Other Distributions. If provided by the Committee in the terms of an Award, during the Period of Restriction, Recipients holding Restricted Stock may be entitled to receive all dividends and other distributions payable to the holders of the Common Stock generally. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and risks of forfeiture as the Shares of Restricted Stock with respect to which they were paid. If provided in the terms of an Award of Restricted Stock Units, if, during the Period of Restriction applicable to any Restricted Stock Units, the Company pays any cash dividends on the Common Stock, the Recipient shall receive a number of additional Restricted Stock Units, rounded down to the nearest whole number, equal to the quotient of (i) the number of Restricted Stock Units possessing Dividend Equivalent Rights held by the Recipient as of the record date for such dividend multiplied by the per share amount of the dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the payment date of such dividend. For purposes of the immediately preceding sentence, a Restricted Stock Unit will be deemed to possess "Dividend Equivalent Rights" only if, pursuant to the terms of the agreement under which such Restricted Stock Unit was granted, the Recipient is entitled to additional Restricted Stock Units in respect of such Restricted Stock Unit.

(i)           Death. Unless otherwise provided by the Committee in connection with the Award, the Period of Restrictions with respect to, and all other restrictions on, a Recipient’s Restricted Stock or Restricted Stock Units will terminate on the date of the Recipient’s death.

(j)           Disability. Unless otherwise provided by the Committee in connection with the Award, if a Recipient terminates employment with the Company because of his total and permanent Disability, the Period of Restrictions with respect to, and all other restrictions on, the Recipient’s Restricted Stock or Restricted Stock Units will terminate on the Recipient’s last day of employment.

(k)           Termination of Service. If a Recipient ceases employment for any reason other than death or Disability, the Recipient will forfeit immediately to the Company all nonvested Restricted Stock and all Restricted Stock Units held by the Recipient. The Committee may, in its sole discretion and upon such terms and conditions as it deems proper, provide for termination of the restrictions on Restricted Stock or Restricted Stock Units following termination of the Recipient's employment.

(l)           Designation of Beneficiary. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient’s Restricted Stock or Restricted Stock Units in the event of the Recipient’s death prior to removal of all restrictions thereon. If the Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient’s estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

8.              Taxes; Compliance with Law; Approval of Regulatory Bodies; Legends. The Company will have the right to withhold from payments otherwise due and owing to the Recipient or his beneficiary or to require the Recipient or his beneficiary to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state or local withholding tax requirements ("Withholding Requirements") at the time the Recipient or his beneficiary recognizes income for federal, state or local tax purposes with respect to any Award under the Plan. For purposes of satisfying a Recipient's or his beneficiary's obligations to the Company with respect to Withholding Requirements in whole or in part, the Company may elect, and may permit the Recipient or his beneficiary to elect to authorize the Company, to refrain from issuing a number of Shares with respect to an Award, with such Shares being valued for purposes of satisfying Withholding Requirements at Fair Market Value on the date such Shares would otherwise have been issued. In such case the number of Shares to be issued to a Recipient or his beneficiary in respect of an Award shall be reduced by the number of Shares elected to be withheld. The Company may revoke any right granted to a Recipient to elect to authorize the Company to satisfy Withholding Requirements by refraining from issuing Shares at any time prior to a Recipient's making such an election. Any election by a Recipient to authorize the Company to satisfy Withholding Requirements by refraining from issuing Shares must be made on or prior to the date such Withholding Requirements must be satisfied, and once made shall be irrevocable.

The Committee may grant Awards and the Company may issue and deliver Shares under the Plan only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company’s stock is listed at any time. Shares may be issued and delivered under the Plan only if either (i) a registration statement pertaining to the Shares to be issued has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of issuance, or (ii) an exemption from the registration requirements of applicable securities laws is available. The Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate evidencing Shares issued under the Plan may bear such legends and statements, and will be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section 8. No Shares may be issued under the Plan until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

Each person who acquires the right to exercise an Option or to ownership of Shares by transfer, bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option or receipt of Shares. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

9.              Adjustment upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock occurs, the Committee will equitably adjust the number and class of Shares for which Awards are authorized to be granted under the Plan, the number and class of Shares then subject to Awards previously granted to Employees under the Plan, and the price per Share payable upon exercise of each Award outstanding under the Plan. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, any Award will pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Award would have been entitled to receive in connection with any merger, consolidation, reorganization, liquidation or dissolution.

10.            Liability of the Company. Neither the Company nor any parent or Subsidiary of the Company that is in existence or hereafter comes into existence will be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.

11.            Amendment and Termination of Plan. The Board may alter, amend, or terminate the Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other laws applicable to the Company, the Plan, Recipients or Eligible Persons. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under the Plan) will be effective only with the consent of the Recipient of the Award or the holder currently entitled to exercise the Award.

12.            Expenses of Plan. The Company will bear the expenses of administering the

Plan.

13.           Duration of Plan. Awards may be granted under the Plan only during the ten years immediately following the original effective date of the Plan.

14.           Notices. All notices to the Company will be in writing and will be delivered to the attention of the president of Cytonics Corporation, 658 W. Indiantown Road, Suite 214,Jupiter, FL 33458. All notices to a Recipient will be delivered personally or mailed to the Recipient at his address appearing in the Company’s personnel records. The address of any person may be changed at any time by written notice given in accordance with this Section 14.

15.           Applicable Law. The validity, interpretation, and enforcement of the Plan are governed in all respects by the laws of Florida and the United States of America.

16.           Effective Date. The effective date of the Plan will be the later of (i) the date on which the Board adopts the Plan or (ii) the date on which the shareholders of the Company approve the Plan.

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